SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

- -----------------------

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

- -----------------------

Sears, Roebuck and Co.
(Exact name of registrant as specified in its charter)

New York
(State of Incorporation)

36-1750680
(I.R.S. Employer Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois  60179-0002
(847) 286-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael D. Levin, Esq.
Senior Vice President, General Counsel and Secretary
Sears, Roebuck and Co.
3333 Beverly Road, Hoffman Estates, Illinois  60179-0002
(847) 286-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copy to:

Venrice R. Palmer, Esq.
Senior Counsel
Sears, Roebuck and Co.
3333 Beverly Road, Hoffman Estates, Illinois  60179-0002
(847) 286-9238

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein is a combined prospectus that also relates to 1,619,426 common shares registered on Registration No. 33-23793 that have not yet been offered for sale.


CALCULATION OF REGISTRATION FEE

Title of Each Class of
Securities To Be Registered:    Common Shares, par value $.75 per
                                share

Amount to be Registered:        3,380,574

Proposed Maximum Offering
Price Per Unit                  $45.00(1)

Proposed Maximum Aggregate
Offering Price                  152,125,830

Amount of Registration Fee      $52,457(2,3)


(1) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) on the basis of the average of the high and low prices of Sears common shares on the New York Stock Exchange Composite Tape for July 12, 1996.

(2) A registration fee of $35,880 was paid with respect to the earlier registration of 5,000,000 common shares pursuant to Registration No. 33-23793, of which $11,595.09 represented the proportionate amount of the fee associated with the common shares which have not yet been sold.

(3) The filing fee has been calculated pursuant to Rule 457(c) based on the average of the high and low prices for Sears common shares on July 12, 1996 of $45.00.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SEARS (logo)
________________, 1996

Prospectus
SEARS, ROEBUCK AND CO.

DIRECT PURCHASE STOCK PLAN
(5,000,000 Common Shares,
par value $.75 per share)


The Direct Purchase Stock Plan of Sears, Roebuck and Co. ("Sears" or the "Company") is designed to provide investors with a convenient way to purchase Sears common shares, par value $.75 per share ("Sears common shares" or "Sears shares") and to reinvest their cash dividends. This Plan replaces the Dividend Reinvestment and Share Purchase Plan and participants in that plan automatically continue in this Plan unless they elect not to do so. As a result of the new fee structure described in this Prospectus, participants in the former Dividend Reinvestment and Share Purchase Plan who hold less than 5 whole Sears shares will have insufficient remaining dividends to be reinvested once expenses of their Plan accounts are deducted from their cash dividends. (See " TRANSACTION FEES" on page _____). At any time, a participant may terminate his or her account and withdraw shares in the account, subject to the terms outlined in this Prospectus.
- --Persons who are not shareholders may enroll either by investing at least $500 or by authorizing automatic withdrawals of at least $100 a month for five consecutive months.
- --Cash dividends may be automatically reinvested in additional Sears shares.
- --Once enrolled, participants may make additional investments of $50 or more up to $150,000 per year.
- --Shareholders may deposit their Sears share certificates with the Plan Administrator.
- --Participants may establish an Individual Retirement Account ("IRA") which invests in Sears shares through the Plan.
- --Participants will be required to pay certain fees in connection with the Plan.

First Chicago Trust Company of New York has been appointed Plan Administrator for the Plan (the "Plan Administrator"). All Plan purchases will be made at market prices for Sears common shares, calculated as described herein, either in the open market or from the Company.

This Prospectus contains a summary of the material provisions of the Plan and, therefore, should be retained for future reference. The following discussion is qualified in its entirety by the text of the Plan, which is filed as an exhibit to the Registration Statement.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized by Sears to give any information or to make any representation other than those contained in this Prospectus in connection with the offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sears. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, the securities to which it relates in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

Available Information
Incorporation of Certain Documents by Reference
The Company
Summary of the Plan
Plan Administration
Eligibility
Enrollment Procedures
Direct Purchase of Sears Shares
Dividend Reinvestment
Direct Deposit of Dividends
Purchase of Sears Common Shares
Sale of Shares
Withdrawal from the Plan
Certificate Safekeeping
Gifts and Transfers of Shares
Transaction Fees
Reports to Participants
Federal Income Tax Consequences
Miscellaneous
Use of Proceeds
Experts

AVAILABLE INFORMATION

Sears is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference facilities of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2551; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Reports, proxy statements and other information concerning Sears can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

Additional information regarding Sears and its consolidated subsidiaries and the Plan is contained in the Registration Statement and the exhibits relating thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Act"). For further information pertaining to Sears and its consolidated subsidiaries and the Plan, reference is made to the Registration Statement, and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Annual Report on Form 10-K for the fiscal year ended December 30, 1995, the Quarterly Report on Form 10-Q for the quarterly period ended March 30, 1996, the Current Report on Form 8-K dated February 7, 1996, and the description of Sears common shares in Item 5 on pages 18-19 of Sears annual report on Form 10-K for the fiscal year ended December 30, 1995, filed by Sears with the Commission pursuant to Section 13 of the Exchange Act, are incorporated in and made a part of this Prospectus by reference.

All documents filed by Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering under the Plan (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Sears will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179-0002
Attention:  Shareholder Services (1/800-SEARS80).


THE COMPANY

Sears originated from an enterprise established in 1886. It was incorporated under the laws of New York in 1906. Its principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179-0002 (847/286-2500). Sears and its consolidated subsidiaries conduct Domestic and International merchandising and credit operations. The Company, a multi-line retailer, is among the largest retailers in the world on the basis of sales of merchandise and services.

Domestic operations includes the Company's merchandising and credit operations in the United States and Puerto Rico. The Domestic credit operations primarily relate to the Sears Card, the largest proprietary credit card in the United States, which is used to pay for purchases of goods and services from the Company's Retail Store, Home Services and Direct Response Marketing businesses.

International operations consist of merchandising and credit operations conducted through majority-owned subsidiaries in Canada and Mexico.

The Company's continuing operations employ approximately 320,000 people worldwide.

Purpose

The purpose of the Plan is to promote long-term ownership among investors who are committed to investing a minimum amount in Sears common shares and building share ownership over time, by:

- --providing an opportunity to purchase and sell Sears common shares at a reduced brokerage commission;

- --permitting the use of cash dividends on Sears shares and cash investments to purchase additional shares;

- --permitting participants to deposit Sears share certificates with the Plan Administrator for safekeeping, to minimize the risk of loss;

- --providing an opportunity to transfer Sears common shares between Plan accounts at no charge; and

- --allowing participants to establish individual retirement accounts ("IRAs") and invest in Sears shares.


Features of the Plan

Direct Purchase.   Investors who are not currently Sears shareholders
may make an initial cash investment of $500 or more, or, at the Plan Administrator's discretion, authorize automatic withdrawals for a minimum of five (5) consecutive months of at least $100 per month from a designated bank account for the purchase of Sears shares. Participants may make additional investments of at least $50 each up to a maximum of $150,000 per calendar year (including the initial investment), by check or money order as often as weekly. Investments made through automatic deduction from a bank account may be made as often as twice a month. A transaction fee and brokerage commission will be deducted from each amount invested.

Dividend Reinvestment. Shareholders who hold Sears common shares in their own name may participate in the dividend reinvestment feature. Others may do so by first investing at least $500 through the direct purchase feature. Proportionate cash dividends on whole and fractional shares in the participant's account may be used to purchase additional whole and fractional shares.

Certificate Safekeeping. Investors may deposit Sears common share certificates with the Plan Administrator free of charge. The Plan Administrator will hold these shares on the shareholders' behalf.

Transfers. Participants may make transfers or gifts of Sears common shares in their accounts at no charge. When a participant transfers or gives shares to another person, a Plan account will be opened for the recipient unless the recipient already has a Plan account.

IRAs.   Participants may establish an Individual Retirement Account
("IRA"), which invests in Sears shares. A participant will be able to roll over an existing IRA or other qualified plan distribution into an IRA established under the Plan. Participants will be charged an annual account maintenance fee by the Plan Administrator.

Sales. Participants may sell Sears shares through the Plan. Sales will be made daily and a transaction fee and brokerage commission will be deducted from the proceeds.

Reports to Participants. Participants will receive periodic reports and notices from the Plan Administrator with respect to transactions under the Plan and the status of their accounts. (See " REPORTS TO
PARTICIPANTS" at page _________.)

TRANSACTION FEES

Participants will pay the following fees. Brokerage commissions represent compensation to the broker or bank for executing open market transactions. Fees paid to the Plan Administrator represent compensation for administering the Plan and partial compensation for maintaining records for Plan participants as transfer agent and registrar of Sears common shares. IRA annual fees represent compensation paid to the administrator for maintaining and administering the IRA account. At its sole option and without further notice to participants, Sears may elect to pay some or all of these charges
(except for the annual IRA fee).   As a result of the new fee structure
described below, participants in the former Dividend Reinvestment and Share Purchase Plan who hold less than 5 whole Sears shares will have insufficient remaining dividends to be reinvested once expenses of their Plan accounts are deducted from their cash dividends.

Feature, Fees and Charges
Direct Purchase
     Initial Purchase
     A fee of $10.00 paid to the Plan Administrator plus, for open market purchases only, brokerage commission of $0.03 per share

     Additional Purchases

     via check or money order

     A fee of 5% of the amount of each investment up to a maximum of $7.50 paid to the Plan Administrator plus, for open market purchases only, a brokerage commission of $0.03 per share.

     via automatic investments

     Same fee and brokerage commission as "Additional Purchases via check or money order" plus $1.00 per transaction paid to the Plan Administrator

Dividend Reinvestment

     A fee of 5% of each dividend paid, with a minimum fee of $1.00 up to a maximum of $3.00 per dividend, paid to the Plan
     Administrator plus, for open market purchases only, a brokerage commission of $0.03 per share

Dividends Paid by Direct Deposit

     No fee, however, participants will be responsible for any fees charged by their banks for arranging to accept direct deposits

Safekeeping of Certificates

     No fee

Sales of Sears common shares

     A fee of $15.00 paid to the Plan Administrator plus brokerage commission of $0.12 per share plus any applicable taxes for sales

Transfer of Shares

     No fee

Withdrawal of Shares

     No fee unless shares are sold

IRA

     Annual IRA administration fee of $35.00 paid to the administrator of the IRA, plus the above fees for purchases and sales of Sears common shares

Returned checks and failed automatic withdrawals

     $20

PLAN ADMINISTRATION

First Chicago Trust Company of New York, Sears transfer agent, registrar and dividend disbursing agent, or a successor Plan Administrator selected by Sears in its sole discretion, will administer the Plan, purchase and hold Sears common shares acquired under the Plan as well as shares deposited for safekeeping, keep records, send statements of account to participants, answer participants' questions and perform other duties related to the Plan.

For additional information about the Plan or to enter transactions in your Plan account, contact the Plan Administrator as follows:

Current Shareholders:
1-800-SEARS-80 (1-800-732-7780)

Normal hours:
8:00 a.m. - 10:00 p.m. Eastern time, each business day
8:00 a.m. -  3:30 p.m.Eastern time, Saturdays


Customer Service Representatives are available 9:00 a.m. to 5:00 p.m. Eastern time, each business day.


New Account Information:
1-888-SEARS-88 (1-888-732-7788)
Normal hours:
Available 24 hours a day, every day of the year

Internet: Messages forwarded to the Plan Administrator on the Internet will be responded to within 24 hours each business day. The Plan
Administrator's address is http://www.fctc.com

TDD:  201/222-4955 Telecommunications Device for the hearing impaired.


or write to:

SEARS DIRECT PURCHASE STOCK PLAN
c/o First Chicago Trust Company of New York
Suite 4505
8th Floor
14 Wall Street
New York, NY  10005-2175

Cash investments, by check or money order, payable to "First Chicago-Sears," in U.S. dollars, should be mailed to:

Sears
c/o First Chicago Trust Company of New York
Direct Services Investment Payments
Suite 4680
14 Wall Street
New York, NY  10005-2175

Registered shareholders should include their account number and social security number on all correspondence, together with a telephone number where they can be reached during business hours.


ELIGIBILITY

Any person, whether or not a record holder of Sears common shares, is eligible to participate, provided the person fulfills the requirements listed below under " ENROLLMENT PROCEDURES" and in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws.


Current Participants in Sears Dividend Reinvestment and Share Purchase
Plan

Investors who currently participate in Sears Dividend Reinvestment and Share Purchase Plan, which is being replaced by the Sears Direct
Purchase Stock Plan, are automatically participants in the Plan. Those who wish to change investment elections, or to take advantage of Plan features not available under the old plan, must complete a new enrollment form, specifying the changes desired.


Other Shareholders

Other shareholders who hold Sears shares in their own names may participate in the Plan by completing and returning an enrollment form. Investors may participate with some or all Sears shares held by a bank, broker or trustee by instructing the holder to have some or all of the shares transferred into the investor's name in certificate form.


Non-Shareholders

All others must become shareholders of record in order to participate by purchasing Sears shares either outside the Plan, or through the Plan's direct purchase feature. To use direct purchase, investors must make an initial investment of at least $500 and submit a completed enrollment form and any other documentation required by the Plan Administrator. At the Plan Administrator's discretion, a person may fulfill the $500 minimum by authorizing automatic investments of at least $100 per month
for a minimum of five consecutive months.   Automatic  withdrawals will
continue indefinitely, beyond the five month minimum, until the participant notifies the Plan Administrator in writing to the contrary.


IRAs

Individuals may establish an IRA which invests in Sears common shares through the Plan, by returning a completed IRA enrollment form and making an initial investment of at least $500. Or, investors may transfer funds with a fair market value of at least $500 on the enrollment date, from an existing IRA account, and complete an enrollment form and an IRA funds transfer form. These forms, and additional information on the IRA feature, are available from the Plan Administrator.


Foreign Participation

Citizens or residents of a country other than the United States, its territories and possessions may participate only if it does not violate local laws. Any such person may be asked to make a written representation respecting compliance with such laws.


Minimum Share Ownership

A participant, including a shareholder who participated in the former Dividend Reinvestment and Share Purchase Plan, must continue to own at least five Sears shares or the account will be closed and the shares in the account will be sold at Sears expense. Participants may fulfill this requirement by purchasing shares through the direct purchase feature or through a bank or broker and holding these shares in their
accounts in the Plan.   This requirement may be waived in appropriate
cases by the Plan Administrator.


General

Once enrolled, additional purchases under the direct purchase feature may be made in an amount of at least $50 each. The annual limit is $150,000 (including the initial investment). No interest will be paid on amounts held pending investment. Cash investments should be received by the Plan Administrator prior to a weekly Investment Date (as defined below under "PURCHASE OF SEARS COMMON SHARES--Timing of Purchases") in order to be invested on that date. Any cash investment not previously invested will be refunded upon written request received by the Plan Administrator at least 48 hours prior to the weekly Investment Date.


Cash Investment

Investments may be made by enclosing a check or money order for at least $50 (payable to "First Chicago-Sears" in U.S. dollars), with a completed investment stub which is attached to each statement of account and transaction notice. Do not send cash. A $20 fee will be assessed to a participant whose check or automatic withdrawal is returned for insufficient funds.


Automatic Investment from a Bank Account

Participants may make automatic investments of $50 or more through a U.S. bank account. The participant should return a completed automatic deduction form which will be processed and become effective as soon as practicable. Allow 4 - 6 weeks for the first investment to be initiated. At the Plan Administrator's discretion, a participant may make an initial direct purchase by authorizing automatic investments of at least $100 per month for a minimum of five consecutive months.

Once automatic deduction is begun, funds will be withdrawn from the participant's bank account on either the first or 15th of each month, or both (as chosen by the participant), or the next business day if either the first or the 15th is not a business day, and will be invested on the next Investment Date.

Participants may vary or terminate automatic investments by notifying the Plan Administrator in writing received at least six business days prior to the date of the next automatic investment.

Any person may participate in the Plan's dividend reinvestment feature by returning a completed form authorizing the reinvestment in additional Sears shares of any portion or all cash dividends on Sears common shares registered in the person's name. The form will also authorize the Plan Administrator to deduct from cash dividends the related investment fees (See " TRANSACTION FEES" on page ___________).

Participants may reinvest dividends on any Sears common shares registered in his or her name, whether the shares were purchased outside the Plan or under the Plan through direct purchase or reinvested dividends, or were deposited for safekeeping.

Reinvestment levels may be changed by submitting a new election form.
To be effective with respect to a particular dividend, the new form must be received by the Plan Administrator on or before the record date for the dividend.

A participant may have any cash dividends not being reinvested paid by direct deposit to a U.S. bank account by returning a completed authorization form, which will be processed as promptly as practicable. Participants may change the designated account or discontinue this feature by giving written instructions to the Plan Administrator.

A participant's choice to receive dividend payments either by direct deposit or by check will apply to dividends paid on all shares on which dividends are not being reinvested, whether held under the Plan or outside the Plan.


PURCHASE OF SEARS COMMON SHARES

Timing of Purchases

Purchases normally will be made on dates ("Investment Dates") that occur at least once every five business days. Purchases may be processed daily when practicable and will be made as soon as practicable after an
investment is received.   Funds will be returned if not invested within
35 days of receipt.

Dividends will be invested promptly after receipt by the Plan
Administrator and within 30 days after receipt, except where necessary to comply with federal securities laws. The Plan Administrator may make open market purchases prior to the dividend payment date in order to minimize the delay between payment of dividends and settlement of purchases.

Purchases will be made at least once a week, but may be made more frequently. If any designated purchase date is a day on which the New York Stock Exchange is not open, purchases will be made on the next business day.


Cost of Sears Shares

The cost to each participant of shares purchased in the open market will be the weighted average purchase price of the shares (including brokerage commission, if applicable) purchased for that Investment Date or dividend payment date. For purchases from Sears, the cost will be the average of the high and low prices of Sears shares on the related Investment Date or dividend payment date, based on the reported prices as shown in a summary of composite transactions in stocks listed on the New York Stock Exchange.


Number of Shares Allocated to Participants' Accounts

The number of shares to be purchased from Sears or in the open market will depend on the amount of any dividend or cash payment, the cost per share and any applicable fees. The account of each participant will be credited with the number of shares equal to the amount of the participant's dividend or cash payment minus any fees paid by the participant and any relevant taxes, divided by the cost per share.

All fractional shares may be rounded to three decimal places and are credited to the participant's account in the same manner as whole shares.


Source of Shares Purchased

Sears may determine that shares to be purchased will be original issue shares, treasury shares held by Sears and/or shares purchased in the open market (on an exchange or in negotiated transactions). Sears cannot change its determination that shares purchased for the Plan will be treasury or original issue shares, versus shares purchased on the open market, more than once in any three-month period, unless otherwise permitted by applicable rules and interpretations of the Commission. Such changes will be based upon a need to raise additional capital or other valid reason.

Purchases in the open market will be made by or at the direction of the Plan Administrator. Open market purchases may be made on any securities exchange where Sears shares are traded or in negotiated transactions. Price, delivery and other terms will be satisfactory to the Plan Administrator. Neither Sears nor any participant may direct the time or price at which shares may be purchased, or the selection of brokers or dealers to handle transactions.

Participants may sell any number of shares held in the participant's account by calling or writing the Plan Administrator. A request to sell all shares in the account will be treated as a complete withdrawal from the Plan.

The Plan Administrator will send the participant the proceeds of the sale, less any related brokerage commission, fee and any other costs of sale. Proceeds will be sent by check only. The Plan Administrator will attempt to sell shares on the day of receipt if reasonably practicable, if the sale request is received no later than 1:00 p.m. Eastern Time on a day on which the Plan Administrator and the securities markets are open for business. The sales price for shares sold for a participant will be the average price per share of all shares sold on that day.

Also, participants may request that certificates be sent to them, which they may then sell through their own bank or broker.

Sales will be made in the open market through an agent designated by the Plan Administrator.

A participant may continue to reinvest cash dividends on remaining shares even though some have been sold or transferred, regardless of whether the shares are held under the Plan, by the participant in certificate form, or both.

Participants may withdraw from the Plan by writing or calling the Plan Administrator, or by completing and returning the appropriate section of the statement of account or transaction notice.


Complete Withdrawal

Upon complete withdrawal, a certificate for the whole shares held for a participant (and/or a check, if the participant requests the sale of some or all of such shares) will be sent to the participant with a check in payment of any fraction of a share. Fractions of shares will be valued at the sale price for the fractional shares less any applicable brokerage commission, fee and other costs of sale.


Partial Withdrawal

A participant may withdraw a portion of his or her whole Sears common
shares by writing or calling the Plan Administrator.   A certificate for
the shares will be sent to the participant.


Withdrawal by Sale

Upon request, the Plan Administrator will sell some or all of the shares held in a participant's shares and send the proceeds to the participant, less any related brokerage commission, fee and any other costs of sale.


Certificates for Sears Common Shares

Upon withdrawal, certificates will be issued in the name or names in which the account is registered, unless the participant gives different instructions. If another name is to be used, the signature(s) on the instructions or stock power must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program, and the participant must submit any additional documentation requested by the Plan Administrator. The Medallion Guarantee program is designed to ensure that the individual is in fact the registered owner of the shares
being transferred.   No certificates will be issued for fractional
shares.

If a notice of withdrawal is received on or after a dividend record date but before the related dividend payment date, the withdrawal will be processed as described above. If the participant was reinvesting dividends on the shares withdrawn, a dividend check instead will be mailed to the participant. Thereafter, dividends will continue to be paid in cash on such shares.


CERTIFICATE SAFEKEEPING

General

Any person who holds certificates for Sears common shares may have the Plan Administrator hold them for safekeeping. Certificates must be registered in the same name as the participant's account and should be accompanied by instructions directing the deposit of the certificates for safekeeping. Once deposited, these shares will be held along with any other shares in the participant's account, and may be sold and/or withdrawn. For those who participate in dividend reinvestment, dividends on deposited shares will be reinvested according to the account instructions, unless contrary instructions are received.

CERTIFICATES SHOULD NOT BE ENDORSED. The participant bears the risk of loss in sending stock certificates. If a shareholder does not use the pre-addressed envelopes mentioned below under "Mail Insurance," it is recommended that certificates be sent by registered mail, return receipt requested, properly insured. Whenever certificates are issued upon request of the participant or upon termination of participation, new, differently numbered certificates will be issued.


Mail Insurance

To insure against loss resulting from mailing certificates to the Plan Administrator, the Plan provides for mail insurance free, of charge, for certificates with current market value of up to $25,000. To be eligible for mail insurance, certificates must be mailed in first-class, brown, pre-addressed, return envelopes available from the Plan Administrator.

The Plan Administrator must be notified of any claim within 30 calendar days of the date the certificates were mailed. To submit a claim, an individual must be a current participant or the individual's loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the program at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Plan Administrator in accordance with the guidelines described above. Insurance covers the replacement of shares, but in no way protects against any loss resulting from fluctuations in the value of shares.

The participant will receive a notice confirming each deposit of certificates.

Any participant may transfer a whole number of Sears common shares or the participant's entire account balance, including fractional shares, to another person's account, whether by gift, private sale or otherwise, without charge, by following the instructions of the Plan Administrator and providing the documentation requested by the Plan Administrator.

The transferring participant will cease to be credited with dividends as of any dividend record date on or after which the transfer is made by the Plan Administrator. Dividends will be treated according to the transferee's instructions covering his or her Plan account. If the transferee is not already a participant, the Plan Administrator will open an account in the name of the transferee according to the instructions of the transferor and will send the transferee a Prospectus. A transferee who did not previously have an account may not enter transactions or otherwise have access to the account until the transferee has been sent a Prospectus.

After each transfer, the transferee will receive a notice from the Plan Administrator advising of the transfer and reflecting the number of shares transferred.

Each Plan participant will receive an annual account statement and each participant who reinvests dividends will receive a quarterly account
statement.  Participants will   receive a notice after each cash
investment, deposit of certificates, sale or transfer which should be retained in order to establish the cost basis of shares purchased under the Plan for tax and other purposes.

Copies of communications sent to Sears shareholders, including annual reports and proxy material, will be sent addressed to the participant's current address on file with the Plan Administrator. Participants should promptly notify the Plan Administrator of any change of address.

In the opinion of Sears, the federal income tax consequences for Plan participants are as follows:


(1) Dividends--Dividends are taxed in the same amount and in the same manner as though the dividends were received by the participant in cash. Dividends are reported to the participant by the Plan Administrator on Form 1099-DIV at year-end.

(2) Plan Administrator's Fee--When paid by the participant, this charge may be deductible in the year in which paid if the participant itemizes deductions. Such charges are miscellaneous deductions and are subject to the 2% adjusted gross income limit. The amount of such charge will be found on the statements and transaction notices sent to participants. Participants are advised to retain statements and notices as they are the only record of the fee they will receive. Should Sears pay the fee, there is no tax consequence to the participant.

(3) Brokerage Commission For Open Market Purchases--When paid by the participant, the amount of commission is included in the price per share and there is no direct tax consequence to the participant. When paid by Sears, commissions are considered taxable income and are reported at year-end on Form 1099-DIV, along with total dividends received.

(4) Sale of Shares--Any participant who sells full or fractional shares through the Plan will realize gain or loss measured by the difference between the amount of the cash received (after payment of the fee, brokerage commissions, transfer taxes and any other costs of sale) and the participant's basis in such shares. At year-end, the participant will receive a Form 1099-B from the Plan Administrator, showing the proceeds of the sale and any federal income taxes withheld. Such gain or loss will be capital in character, if the shares are a capital asset in the hands of the participant. Capital gains currently are taxed at ordinary income rates for shares sold within one year of purchase, and at a rate of 28% for shares held for more than one year. The capital gains holding period for shares held by the Plan will begin the day after the date the shares are acquired.

(6) Cost or Tax Basis of Plan Shares--The cost or tax basis of shares purchased under the Plan will be equal to the cost of the shares plus any brokerage commissions, if such commissions are paid by Sears.
Brokerage commissions are already included in the price if they are paid by the participant.

(7) Withdrawal of Certificates--A participant will not realize any taxable income upon the participant's request for certificates for some or all shares or upon termination of participation in the Plan or upon termination of the Plan by Sears.

(8) Backup Withholding--Federal law requires that federal income tax be withheld (commonly called "backup withholding") from dividends and proceeds from the sale of fractional and full shares payable to participants who fail to provide the Plan Administrator with their social security or other tax identification number in the manner required by law or where the Internal Revenue Service (the "IRS") notifies the Plan Administrator that backup withholding is required from the participant. Backup withholding by the Plan Administrator cannot be refunded. To avoid backup withholding, a participant must provide the Plan Administrator with a completed copy of substitute Form W-9 containing the participant's social security or other tax identification number. A participant may obtain a substitute Form W-9 by requesting one from the Plan Administrator. Any dividend paid to such participant subsequent to the receipt of the substitute Form W-9 will not be subject to backup withholding unless the IRS notifies the Plan Administrator to the contrary.

(9) IRAs--Where a participant acquires Sears shares through an IRA, dividends received with respect to the shares are generally not taxable and gains or losses on sales of the shares are generally not recognized for federal income tax purposes. However, distributions from IRAs are generally taxable as ordinary income to the recipient. Sears will not establish, maintain or contribute to IRA accounts of Plan participants. Sears will not pay brokerage commissions or the fees of the Plan Administrator for Sears shares purchased or sold by participants through IRA accounts established through the Plan.

(10) Participation by Non-U.S. Person--Where a participant is a Non-U.S. Person, federal income tax law requires the Plan Administrator to withhold federal income tax from any dividend payable to such person, subject to reduction or elimination of the withholding requirements pursuant to treaties. A Non-U.S. Person is a non-resident alien individual, a non-resident fiduciary of an estate or trust, a foreign partnership or a foreign corporation, as to the United States of America, its territories or possessions. In the case where a participant is a Non-U.S. Person whose dividends are subject to United States income tax withholding, the amount of tax withheld, after taking into account any reductions pursuant to treaties, will be deducted from the dividends.

Any information reported to a participant on Form 1099-DIV and/or Form 1099-B is also reported to the IRS.

Participants are urged to consult with their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws.

Stock Dividends, Stock Splits and Other Distributions on Sears Common
Shares

Any Sears common shares distributed as a stock dividend or stock split on shares held in a participant's account will be added to the account. Participants will receive by mail certificates for any stock dividends
or split shares distributed on shares held outside the Plan.   All
fractional shares resulting from stock dividends or splits on shares held under the Plan, whether held by the participant in certificate form or by the Plan Administrator, will be added to the participant's account.

Any other property distributed by Sears as a special dividend to shareholders will be distributed pro rata directly to participants.


Certificates for Plan Shares

Certificates for Sears shares purchased or deposited under the Plan will be held by the Plan Administrator. Certificates for any number of whole shares will be delivered to a participant upon request. After a certificate is issued, any remaining full or fractional shares will remain in the account. Certificates for fractions of shares will not be issued. Unless a participant advises the Plan Administrator to the contrary, dividends will continue to be reinvested on shares withdrawn in certificate form, if dividends were being reinvested on such shares while in the account.


Voting of Proxies

Whole shares held under the Plan may be voted in person at a meeting of shareholders or by proxy. Proxies will be solicited from Plan participants by Sears Board for any whole Sears common shares held under the Plan.


Effect of Sale of Transfer of Sears Common Shares

A participant may continue to receive in cash or reinvest dividends on his or her remaining shares even though some have been sold or transferred.


Limitation of Liability

Sears and the Plan Administrator, in administering the Plan and in making purchases and sales of Sears common shares in the open market or in making purchases from Sears pursuant to the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from: (i) failure to terminate a Plan participant's account upon such participant's death prior to receipt of written notice of such death;
(ii) the times and prices at which Sears common shares are purchased or sold for a participant's account; or (iii) fluctuations in the market price of Sears common shares. Participants should recognize that neither Sears nor the Plan Administrator can assure them of a profit or protect them against a loss or depreciation on the shares purchased by
them under the Plan.   The payment of dividends will depend upon future
earnings of Sears, the financial condition of Sears and other factors, will be declared solely in the discretion of Sears Board of Directors. The amount and timing of dividends may be changed at any time without notice.


Suspension, Modification or Termination of Plan

Sears may suspend, modify or terminate the Plan at any time and notice of such action will be sent to all Plan participants. Upon termination of the Plan, a certificate for the whole shares (or cash, if the participant requests a sale) will be sent to the participant, with a cash payment for any fraction of a share. Fractions of shares will be valued at the sale price for fractional shares less any applicable brokerage commission, fee and other costs of sale.


Administration and Interpretations

Sears or the Plan Administrator may, in its discretion, prescribe such provisions and interpretations not inconsistent herewith as it shall deem necessary or advisable for carrying out the purposes of the Plan, including (but not limited to) provisions or interpretations necessary to avoid abusive investment practices.


Transfers Void

Except as specified above, a participant's interest in his or her Plan account cannot be transferred, alienated, sold, assigned, pledged, encumbered or changed, and any attempt to do so shall be void.


Profit Sharing Fund

The Savings and Profit Sharing Fund of Sears Employees, which held 42,999,756 Sears common shares on May 31, 1996, will not participate in
the Plan.    The Sears, Roebuck and Co. Employee Stock Ownership Plan,
which held 16,545,195 Sears common shares on May 31, 1996, also will not participate in the Plan.

To the extent that Sears common shares are sold from authorized but previously unissued shares, or treasury shares, the net proceeds to be received by Sears from such sales will be added to its general funds and initially will be used to effect a reduction of short-term borrowings. It is anticipated that funds in addition to the net proceeds from such sales will be required from time to time to continue expansion of the business of Sears and its subsidiaries, refinance short-term debt and refund portions of existing long-term debt. Substantial funds for these purposes are expected to be generated from operations, with the balance from various means of external financing. It is anticipated that Sears and its subsidiaries will continue their practice of short-term borrowing and will, from time to time, incur additional long-term debt.

The financial statements and the related financial statement schedules incorporated in this Prospectus by reference have been audited to the extent and for the periods indicated by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The validity of the Sears common shares issuable under the Plan has been passed upon for Sears by Venrice R. Palmer, Esq., Senior Counsel, Law Department, of Sears. Mr. Palmer owns Sears common shares as a participant in an employee benefit plan of the Company, has options granted under Sears employee stock plans, and is eligible to participate in the Plan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution

Registration Fee . . . . . . . . . . . . . . . . . $ 52,457
*Blue Sky expenses. . . . . . . . . .. . . . . . .    4,000
*Printing expenses. . . . . . . . . . . . . . . . . 157,850
*Legal fees and expenses. . . . . . . . . . . . . .  30,000
*Miscellaneous expenses . . . . . . . . . . . . . . 255,693
Total expenses. . . . . . . . . .. . . . . . . . . $500,000
                                                   ===========

- ---------------
* Estimated


Item 15.    Indemnification of Directors and Officers.

Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated herein by reference to Exhibit 3(ii) hereto. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(i) hereto.

Sections 721 to 724 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 726 of said Law authorizes the purchase of indemnification insurance. Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

Sears has in effect insurance policies in the amount of $100 million covering all of its directors and officers in certain instances where by law they may not be indemnified by Sears.


Item 16.    Exhibits

An Exhibit List has been filed on page E-1 hereof.

Item 17.    Undertakings

A.    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registration's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on July 15, 1996.

SEARS, ROEBUCK AND CO.

By    Alice M. Peterson*
      Alice M. Peterson
      Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                                    Date: July 15, 1996
Title

Arthur C. Martinez*
Director, Chairman of the
Board of Directors and Chief
Executive Officer
(Principal Executive Officer)

Alan J. Lacy*
Executive Vice President
and Chief Financial Officer
(Principal Financial Officer)

James A. Blanda*
Vice President and Controller
(Principal Accounting Officer)

Hall Adams, Jr.*
Director

Warren L. Batts*
Director

James A. Cozad*
Director

Michael A. Miles*
Director

Richard C. Notebaert*
Director

Nancy C. Reynolds*
Director

Clarence B. Rogers, Jr.*
Director

Donald H. Rumsfeld*
Director

Dorothy A. Terrell*
Director

*By   /s/ ALICE M. PETERSON         Individually and as
          Alice M. Peterson         Attorney-in-fact

EXHIBIT LIST


Exhibit Number

3(a)        Restated Certificate of Incorporation of Sears, Roebuck and
Co. as in effect on March 13, 1996.*

3(b)        By-Laws of Sears, Roebuck and Co. as amended to February 6,
1995. Incorporated by reference to Exhibit 3(ii) to Sears Annual Report on Form 10-K for the year ended December 30, 1995 (SEC File No. 1-416).

4.          Text of the Sears, Roebuck and Co. Direct Purchase Stock
Plan.*

5           Opinion of Venrice R. Palmer.*

15          Acknowledgement of Deloitte & Touche regarding unaudited
interim information*

23(a)       Consent of Deloitte & Touche LLP.*

23(b)       Consent of Venrice R. Palmer (included in Exhibit 5).*

24          Power of Attorney of certain officers and directors.*


* Filed herewith